EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2014 RESULTS

•	Net income of $5.8 million, or $0.30 per diluted share, up 62% and 67%, respectively, over the linked fourth quarter

•	Nonperforming assets decrease 35% from one year ago to 0.81% of total assets

•	Portfolio loans grow 7% on an annualized basis as compared to the linked fourth quarter

•	Commercial and Industrial ("C&I") loans grow 7% on an annualized basis over the linked quarter and 12% over the prior year period

•	Tangible common equity ratio reaches 8.25%

St. Louis, April 24, 2014. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $5.8 million for the quarter ended March 31, 2014, an increase of $2.2 million or 62% as compared to the linked fourth quarter. Net income per diluted share was $0.30 for the quarter ended March 31, 2014, an increase of 67%, compared to $0.18 per diluted share for the linked fourth quarter. First quarter 2014 net income was 42% lower than the $10.0 million reported in the prior year period and diluted earnings per share were 43% lower than the $0.53 reported a year ago. The year over year decrease in net income is due to reduced revenue from our purchase credit impaired ("PCI") loans due to declining balances in these loan amounts, as well as a $0.7 million gain on securities sales recorded in the first quarter of 2013.

Peter Benoist, President and CEO, commented, “Our first quarter results were on plan, characterized by strong credit quality measures and ongoing loan growth. While core net interest margin dipped in the quarter, the bulk of the decline was attributable to lower fees from loan prepayments.”
Benoist added, “Continued focus on the commercial and industrial sector resulted in annualized loan growth of 7.2% in the quarter, with C&I loans now representing 49% of our organic portfolio. We’ve projected net loan growth in the mid-to-high single digits for the year and our pipelines remain strong in all three markets and across our lending product lines.”
“We continued to drive down our remaining nonperforming loan balances, reducing nonperforming loans to 71 basis points of total loans. Classified assets declined as well and net charge-offs dropped to less than 10 basis points for the quarter. Total noninterest expenses returned to normalized levels with total expenses representing just 2.77% of average assets.” said Benoist. "We are continuing to focus on opportunities to manage the expense side of our business and drive greater efficiencies."
Banking Segment
Net Interest Income
Net interest income in the first quarter decreased $2.0 million from the linked fourth quarter and $6.5 million from the prior year period, due to lower balances of purchase credit impaired ("PCI") loans, lower prepayment fees on portfolio loans, and lower interest rates on newly originated loans. These items were offset by lower interest expense primarily related to the prepayment of $30.0 million of FHLB borrowings at a weighted average interest rate of 4.09% in the fourth quarter of 2013. The net interest margin was 4.39% for the first quarter of 2014, compared to 4.55% for the fourth quarter of 2013 and 5.10% in the first quarter of 2013. In the first quarter of 2014, PCI loans yielded 26.09%, including effects of accelerated discount accretion due to cash flows on paid off PCI loans, as compared to 31.38% in the prior year period. Excluding the accelerated cash flow impacts, the PCI loans yielded 14.3% in the first quarter as compared to 14.8% in the linked quarter and 15.9% in the prior year period.
The cost of interest-bearing deposits was 0.58% in the first quarter of 2014, rising 1 basis point from the linked fourth quarter and declining 6 basis points from the first quarter of 2013. The cost of interest-bearing liabilities was 0.68% in the quarter, declining 5 basis points from the linked quarter and 18 basis points from the first quarter of 2013. The reduction from the linked quarter was primarily due to the aforementioned prepayment of FHLB advances in the fourth quarter of 2013. The FHLB prepayment combined with the conversion of $20.0 million, 9% coupon, trust preferred securities to common equity in third quarter of 2013 led to the significant decrease in the cost of interest bearing liabilities over the prior year period. Additionally, in the first quarter of 2014, the remaining $5.0 million, 9% coupon, trust preferred securities were converted to common equity.

The Core net interest margin, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Core net interest margin	3.44%	3.54%	3.54%	3.56%	3.55%

The Core net interest margin declined ten basis points from the linked quarter and eleven basis points from prior the prior year period. Nine basis points of the decline in the linked quarter was due to lower loan prepayment fees, with lower balances of PCI loans, which have higher contractual interest rates, leading to an additional five basis point decline. These decreases were partially offset by reduced cost of interest bearing liabilities from the prepayment of $30.0 million of FHLB advances. Continued pressure on loan yields could lead to slight reductions in the core net interest margin throughout 2014. The Company considers its Core net interest margin to be an important measure of our financial performance, even though it is a non-GAAP financial measure, because it provides supplemental information by which to evaluate the impact of excess PCI loan accretion on the Company's net interest income and margin and the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of Core net interest margin to net interest margin.

Portfolio loans
Portfolio loans totaled $2.2 billion at March 31, 2014, increasing $36.7 million, or 7% annualized, compared to the linked quarter. On a year over year basis, portfolio loans increased $88.1 million, or 4%.

Commercial and Industrial ("C&I") loans increased $18.8 million, or 7% on an annualized basis, during the first quarter of 2014 as compared to the linked fourth quarter of 2013. C&I loans represented 49% of the Company's loan portfolio at March 31, 2014, consistent with the level reported at December 31, 2013. C&I loans increased $111 million, or 12%, since March 31, 2013 and have more than offset the managed $62.4 million decline in Commercial and Construction real estate loans during the same period. We continue to focus on originating high-quality C&I relationships as they typically have variable interest rates and their growth supports our efforts to maintain the Company's asset sensitive position.

Purchase credit impaired ("PCI") loans and other real estate covered under FDIC loss share agreements
PCI loans (formerly referred to as Portfolio Loans covered under FDIC loss share or Covered loans) totaled $129 million at March 31, 2014, a decrease of $11.9 million, or 8%, from the linked fourth quarter, and $54.2 million, or 30%, from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at March 31, 2014 was $14.9 million, a 5% decrease from $15.7 million at December 31, 2013. During the first quarter of 2014, the Company sold $0.5 million of other real estate covered under FDIC loss share agreements, resulting in a pre-tax gain of $0.1 million.

The Company remeasures contractual and expected cash flows on PCI loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the first quarter of 2014 additional provision expense of $3.3 million was recorded for certain loan pools. The provision expense was approximately 80% offset through noninterest income by an increase in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs in the first quarter resulted in accelerated discount income of $3.9 million, which was partially offset by a decrease in the FDIC loss share receivable.
The following table illustrates the net revenue contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Accretion income	$4,560	$5,332	$6,252	$6,623	$7,112
Accelerated cash flows	3,916	4,111	4,309	4,689	7,209
Other	176	229	219	59	324
Total interest income	8,652	9,672	10,780	11,371	14,645
Provision for loan losses	(3,304)	(2,185)	(2,811)	2,278	(2,256)
Gain on sale of other real estate	131	97	168	116	689
Change in FDIC loss share receivable	(2,410)	(4,526)	(2,849)	(6,713)	(4,085)
Change in FDIC clawback liability	110	(136)	(62)	(449)	(304)
Pre-tax net revenue	$3,179	$2,922	$5,226	$6,603	$8,689

At March 31, 2014 the remaining accretable yield on the portfolio was estimated to be $42 million and the non-accretable difference was approximately $95 million.

Asset quality for portfolio loans and other real estate
Nonperforming loans were $15.5 million at March 31, 2014, a 26% decrease from $20.8 million at December 31, 2013, and a 52% decline from $32.2 million at March 31, 2013. During the quarter ended March 31, 2014, there were $1.4 million of charge-offs, $2.5 million of other principal reductions, $4.7 million of assets transferred to other real estate, and $0.1 million moved to performing loans that decreased our non-performing loans. These were slightly offset by $3.4 million of additions during the quarter. The additions to nonperforming loans were primarily related to a $1.9 million C&I loan, and a $1.0 million Commercial real estate loan both within our St. Louis region. The $4.7 million of assets transferred to other real estate were $1.8 million and $2.9 million Commercial real estate loans both within our Kansas City market.

Nonperforming loans declined to 0.71% of portfolio loans at March 31, 2014, versus 0.98% of portfolio loans at December 31, 2013, and 1.54% at March 31, 2013. The Company's allowance for loan losses was 1.28% of loans at March 31, 2014, representing 180% of nonperforming loans, as compared to 1.28% of portfolio loans at December 31, 2013 representing 131% of nonperforming loans, and 1.56% of portfolio loans at March 31, 2013, representing 101% of nonperforming loans.

Nonperforming loans, by portfolio class at March 31, 2014, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$122	$7.7	6.32%
Commercial Real Estate - Investor Owned	417	0.7	0.17%
Commercial Real Estate - Owner Occupied	367	2.2	0.60%
Residential Real Estate	160	0.4	0.25%
Commercial & Industrial	1,060	4.5	0.42%
Consumer & Other	47	—	—%
Total	$2,173	$15.5	0.71%

Other real estate totaled $10.0 million at March 31, 2014, an increase of $2.4 million from December 31, 2013. At March 31, 2013, other real estate totaled $7.2 million. During the first quarter of 2014, the Company sold $2.0 million of other real estate, resulting in a pre-tax gain of $0.6 million.

Nonperforming assets as a percentage of total assets were 0.81% at March 31, 2014, compared to 0.90% at December 31, 2013 and 1.26% at March 31, 2013. Nonperforming assets as a percentage of total assets continued on a downward trend to pre-recession levels.

Net charge-offs in the first quarter of 2014 were $0.4 million, representing an annualized rate of 0.08% of average loans, compared to net charge-offs of $1.8 million, an annualized rate of 0.33%, in the linked fourth quarter. Net charge-offs were $3.7 million, an annualized rate of 0.72%, in the first quarter of 2013.

Provision for loan losses was $1.0 million in the first quarter of 2014 compared to $2.5 million in the fourth quarter of 2013 and $1.9 million in the first quarter of 2013. The continued low levels of provision resulted from continued improvement in credit quality, including low levels of net charge-offs and continued reductions in classified loan balances.

Deposits
Total deposits at March 31, 2014 were $2.5 billion, a decrease of $82.8 million, or 3%, from December 31, 2013, and a decrease of $42.7 million, or 2%, from March 31, 2013. The decrease in deposits from the linked quarter was across the entire deposit portfolio except for interest-bearing transaction accounts, and resulted primarily from seasonality in our deposit accounts. The year over year decrease in deposits occurred primarily due to the sale of specified deposits associated with the sale and closure of four branches in our Kansas City region in the fourth quarter of 2013.

Noninterest-bearing deposits decreased $41.0 million compared to December 31, 2013 and increased $7.2 million over March 31, 2013. The decrease in noninterest-bearing deposits as compared to the linked quarter was also primarily due to seasonality of our deposit accounts. The composition of noninterest-bearing deposits remained relatively stable at 25% of total deposits at March 31, 2014, compared to 24% at March 31, 2013. The total cost of deposits has declined 5 basis points since March 31, 2013.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. In the first quarter of 2014 Wealth Management revenues were $1.7 million, a 5% increase on an annualized basis when compared to the linked fourth quarter, but declined 11% from the prior year period.

Trust assets under administration were $1.5 billion at March 31, 2014, an increase of $44 million, or 12% annualized, when compared to the linked period ended December 31, 2013, and a decrease of $400 million, or 21%, when compared to the prior year period ended March 31, 2013. The increase in Trust assets under administration from the linked period was due to the addition of clients during the quarter. The decrease as compared to the prior year resulted from the loss of large custody relationships in the fourth quarter of 2013.

Trust assets under management were $881 million at March 31, 2014, an increase of $52 million, or 25% annualized, when compared to the linked period ended December 31, 2013, and an increase of $9 million, or 1%, when compared to the prior year period ended March 31, 2013. The increase in Trust assets under management as compared to the linked quarter was due to newly acquired clients during the quarter. The addition was offset by the termination of certain less profitable account relationships during the first half of 2013, leading to assets under management being relatively "flat" when compared to the prior year.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $0.5 million for the first quarter of 2014, compared to $1.3 million for the linked fourth quarter and $0.9 million in the first quarter of 2013. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Noninterest Expenses

Noninterest expenses were $21.1 million for the quarter ended March 31, 2014, compared to $28.2 million for the quarter ended December 31, 2013 and $20.3 million for the quarter ended March 31, 2013. Noninterest expenses have decreased when compared to the linked quarter and increased from the prior year. The decrease from the linked quarter was primarily due to non-recurring expenses in the fourth quarter of 2013 from the FHLB prepayment penalty of $2.6 million, costs associated with the sale and closure of certain branches in our Kansas City region, as well as increased employee compensation expense associated with higher variable compensation. The increase in noninterest expenses over the prior year period was due to higher salaries and benefits costs related to insurance and payroll taxes as well as loan related legal expense primarily from the timing of reimbursements under FDIC loss share arrangements. These increases were offset by lower occupancy costs from the branch closures in our Kansas City region.

The Company's efficiency ratio was 61.5% for the quarter ended March 31, 2014, compared to 75.6% for the quarter ended December 31, 2013 and 51.0% for the prior year period.

Other Business Results

On March 14, 2014 the remaining $5.0 million, 9% coupon, trust preferred securities were converted to shares of common stock. As a result of this transaction the Company reduced its long-term debt by $5.0 million and issued 287,852 shares of common stock.

The tangible common equity ratio was 8.25% at March 31, 2014 versus 7.78% at December 31, 2013 and 6.69% at March 31, 2013. The total risk based capital ratio was 13.65% at March 31, 2014 compared to 13.78% at December 31, 2013 and 12.98% at March 31, 2013. The Company's Tier 1 common equity ratio was 10.22% at March 31, 2014 compared to 10.08% at December 31, 2013 and 8.30% at March 31, 2013. The total risk based capital ratio and Tier 1 common equity ratios remained relatively stable as compared to the linked quarter and up significantly from the prior year period. The tangible common equity ratio has increased significantly from the linked quarter and the prior year period. The significant increase in risk based capital, tangible common equity, and Tier 1 common equity as compared to the prior year quarter was due to an increase in capital from net income and the conversion of $25.0 million of trust preferred securities to equity. The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 34.0% for the quarter ended March 31, 2014 compared to 19.2% for the quarter ended December 31, 2013 and 34.9% for the prior year period. The increase in tax rates from the linked quarter was primarily due to benefits in state tax apportionment realized during the fourth quarter of 2013.

Use of Non-GAAP Financial Measures

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call at 2:30 p.m. Central time on Thursday, April 24, 2014. During the call, management will review the first quarter of 2014 results and related matters. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-466-4462 (Conference ID #5397370.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$34,024	$36,435	$36,883	$38,061	$41,910
Total interest expense	3,658	4,064	4,309	4,753	5,011
Net interest income	30,366	32,371	32,574	33,308	36,899
Provision for portfolio loans	1,027	2,452	(652)	(4,295)	1,853
Provision for purchase credit impaired loans	3,304	2,185	2,811	(2,278)	2,256
Net interest income after provision for loan losses	26,035	27,734	30,415	39,881	32,790

NONINTEREST INCOME
Wealth Management revenue	1,722	1,699	1,698	1,778	1,943
Deposit service charges	1,738	1,800	1,768	1,724	1,533
Gain on sale of other real estate	683	1,801	472	362	728
State tax credit activity, net	497	1,289	308	39	867
Gain on sale of investment securities	—	—	611	—	684
Change in FDIC loss share receivable	(2,410)	(4,526)	(2,849)	(6,713)	(4,085)
Other income	1,692	2,883	1,708	1,133	1,244
Total noninterest income	3,922	4,946	3,716	(1,677)	2,914

NONINTEREST EXPENSE
Employee compensation and benefits	12,116	14,272	10,777	10,766	11,463
Occupancy	1,640	1,979	1,689	1,693	1,916
FHLB prepayment penalty	—	2,590	—	—	—
Other*	7,346	9,358	8,542	8,688	6,906
Total noninterest expenses*	21,102	28,199	21,008	21,147	20,285

Income before income tax expense*	8,855	4,481	13,123	17,057	15,419
Income tax expense*	3,007	860	4,713	6,024	5,379
Net income	$5,848	$3,621	$8,410	$11,033	$10,040

Basic earnings per share	$0.30	$0.19	$0.45	$0.61	$0.56
Diluted earnings per share	$0.30	$0.18	$0.44	$0.58	$0.53
Return on average assets	0.77%	0.46%	1.09%	1.43%	1.26%
Return on average common equity	8.26%	5.07%	12.70%	17.76%	16.91%
Efficiency ratio*	61.54%	75.57%	57.89%	66.86%	50.95%
Noninterest expenses to average assets*	2.77%	3.56%	2.76%	2.77%	2.56%

YIELDS (fully tax equivalent)
Portfolio loans	4.36%	4.59%	4.56%	4.70%	4.82%
Purchase credit impaired loans	26.09%	25.66%	26.31%	26.24%	31.38%
Total portfolio loans	5.64%	5.97%	6.13%	6.35%	7.01%
Securities	2.45%	2.32%	2.23%	2.09%	1.86%
Interest-earning assets	4.91%	5.11%	5.32%	5.41%	5.78%
Interest-bearing deposits	0.58%	0.57%	0.59%	0.63%	0.64%
Total deposits	0.44%	0.42%	0.44%	0.47%	0.49%
Subordinated debentures	2.69%	2.78%	3.70%	4.48%	4.54%
Borrowed funds	0.97%	1.36%	1.23%	1.19%	1.18%
Cost of paying liabilities	0.68%	0.73%	0.79%	0.86%	0.86%
Net interest margin	4.39%	4.55%	4.71%	4.75%	5.10%

* Results and corresponding ratios for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013, have been reclassified to reflect the adoption of ASU 2014-1 "Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects."

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
BALANCE SHEETS

ASSETS
Cash and due from banks	$35,260	$19,573	$35,238	$32,019	$39,321
Interest-earning deposits	107,691	196,296	71,302	71,617	87,430
Debt and equity investments	471,003	447,192	468,531	490,222	497,412
Loans held for sale	1,901	1,834	12,967	5,583	5,138

Portfolio loans	2,173,988	2,137,313	2,110,825	2,078,568	2,085,872
Less: Allowance for loan losses	27,905	27,289	26,599	27,619	32,452
Portfolio loans, net	2,146,083	2,110,024	2,084,226	2,050,949	2,053,420
Purchase credit impaired loans, net of the allowance for loan losses	110,159	125,100	145,180	158,818	169,309
Total loans, net	2,256,242	2,235,124	2,229,406	2,209,767	2,222,729

Other real estate not covered under FDIC loss share	10,001	7,576	10,278	8,213	7,202
Other real estate covered under FDIC loss share	14,898	15,676	17,847	17,150	17,605
Fixed assets, net	18,028	18,180	19,048	20,544	20,795
State tax credits, held for sale	45,660	48,457	55,810	55,493	55,923
FDIC loss share receivable	29,781	34,319	40,054	44,982	56,397
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	5,092	5,418	6,136	6,746	6,973
Other assets	114,060	110,218	111,111	101,750	76,669
Total assets	$3,139,951	$3,170,197	$3,108,062	$3,094,420	$3,123,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$612,715	$653,686	$619,562	$618,278	$605,546
Interest-bearing deposits	1,839,403	1,881,267	1,828,355	1,749,956	1,889,243
Total deposits	2,452,118	2,534,953	2,447,917	2,368,234	2,494,789
Subordinated debentures	56,807	62,581	63,081	83,081	85,081
Federal Home Loan Bank advances	130,000	50,000	120,000	191,000	80,000
Federal funds purchased	—	—	—	14,982	—
Other borrowings	190,318	214,331	178,165	174,330	205,379
Other liabilities	19,259	28,627	21,159	15,118	14,975
Total liabilities	2,848,502	2,890,492	2,830,322	2,846,745	2,880,224
Shareholders' equity	291,449	279,705	277,740	247,675	243,704
Total liabilities and shareholders' equity	$3,139,951	$3,170,197	$3,108,062	$3,094,420	$3,123,928

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
EARNINGS SUMMARY
Net interest income	$30,366	$32,371	$32,574	$33,308	$36,899
Provision for loan losses - portfolio loans	1,027	2,452	(652)	(4,295)	1,853
Provision for loan losses - purchase credit impaired loans	3,304	2,185	2,811	(2,278)	2,256
Wealth Management revenue	1,722	1,699	1,698	1,778	1,943
Noninterest income	2,200	3,247	2,018	(3,455)	971
Noninterest expense[1]	21,102	28,199	21,008	21,147	20,285
Net income	5,848	3,621	8,410	11,033	10,040
Net income available to common shareholders	5,848	3,621	8,410	11,033	10,040
Diluted earnings per share	$0.30	$0.18	$0.44	$0.58	$0.53
Return on average common equity	8.26%	5.07%	12.70%	17.76%	16.91%
Net interest rate margin (fully tax equivalent)	4.39%	4.55%	4.71%	4.75%	5.10%
Efficiency ratio[1]	61.54%	75.57%	57.89%	66.86%	50.95%
Core Bank income before income tax expense[1]	6,913	3,508	10,422	12,741	7,950
Covered assets income before income tax expense	1,942	973	2,701	4,316	7,469
Income before income tax expense[1]	8,855	4,481	13,123	17,057	15,419
MARKET DATA
Book value per common share	$14.79	$14.47	$14.41	$13.59	$13.46
Tangible book value per common share	$12.99	$12.62	$12.52	$11.56	$11.40
Market value per share	$20.07	$20.42	$16.90	$15.96	$14.34
Period end common shares outstanding	19,706	19,324	19,276	18,223	18,106
Average basic common shares	19,521	19,388	18,779	18,119	18,011
Average diluted common shares	19,949	19,629	19,830	19,711	19,524
ASSET QUALITY
Net charge-offs	$411	$1,763	$368	$538	$3,731
Nonperforming loans	15,508	20,840	24,168	25,948	32,222
Classified Assets	80,108	86,020	96,388	102,523	103,948
Nonperforming loans to total loans	0.71%	0.98%	1.14%	1.25%	1.54%
Nonperforming assets to total assets[2]	0.81%	0.90%	1.11%	1.10%	1.26%
Allowance for loan losses to total loans	1.28%	1.28%	1.26%	1.33%	1.56%
Net charge-offs to average loans (annualized)	0.08%	0.33%	0.07%	0.10%	0.72%

CAPITAL
Tier 1 capital to risk-weighted assets	12.39%	12.52%	12.29%	11.98%	11.61%
Total capital to risk-weighted assets	13.65%	13.78%	13.57%	13.25%	12.98%
Tier 1 common equity to risk-weighted assets	10.22%	10.08%	9.86%	8.71%	8.30%
Tangible common equity to tangible assets	8.25%	7.78%	7.85%	6.89%	6.69%

AVERAGE BALANCES
Portfolio loans	$2,143,449	$2,120,929	$2,076,681	$2,092,162	$2,101,932
Purchase credit impaired loans	134,466	149,559	162,569	173,794	189,230
Loans held for sale	1,978	8,233	6,737	3,692	5,694
Interest earning assets	2,848,514	2,880,991	2,789,313	2,858,700	2,976,054
Total assets	3,084,720	3,139,789	3,051,559	3,097,216	3,219,282
Deposits	2,466,260	2,493,819	2,380,507	2,419,145	2,521,540
Shareholders' equity	287,181	283,154	262,791	249,209	240,762

[1] Results and corresponding ratios for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013, have been reclassified to reflect the adoption of ASU 2014-1 "Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects."

[2] Excludes ORE covered by FDIC shared-loss arrangements, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
LOAN PORTFOLIO
Commercial and industrial	$1,060,368	$1,041,576	$1,007,398	$962,920	$949,171
Commercial real estate	784,077	779,319	801,755	785,700	812,089
Construction real estate	121,869	117,032	114,608	147,888	156,221
Residential real estate	160,195	158,527	150,320	151,098	148,228
Consumer and other	47,479	40,859	36,744	30,962	20,163
Total portfolio loans	2,173,988	2,137,313	2,110,825	2,078,568	2,085,872
Purchase credit impaired loans	128,672	140,538	158,812	169,863	182,822
Total loans	$2,302,660	$2,277,851	$2,269,637	$2,248,431	$2,268,694

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$612,715	$653,686	$619,562	$618,278	$605,546
Interest-bearing transaction accounts	221,816	219,802	213,708	217,178	271,086
Money market and savings accounts	1,004,836	1,028,550	992,004	976,093	1,087,305
Certificates of deposit	612,751	632,915	622,643	556,685	530,852
Total deposit portfolio	$2,452,118	$2,534,953	$2,447,917	$2,368,234	$2,494,789

YIELDS (fully tax equivalent)
Portfolio loans	4.36%	4.59%	4.56%	4.70%	4.82%
Purchase credit impaired loans	26.09%	25.66%	26.31%	26.24%	31.38%
Total portfolio loans	5.64%	5.97%	6.13%	6.35%	7.01%
Securities	2.45%	2.32%	2.23%	2.09%	1.86%
Interest-earning assets	4.91%	5.11%	5.32%	5.41%	5.78%
Interest-bearing deposits	0.58%	0.57%	0.59%	0.63%	0.64%
Total deposits	0.44%	0.42%	0.44%	0.47%	0.49%
Subordinated debentures	2.69%	2.78%	3.70%	4.48%	4.54%
Borrowed funds	0.97%	1.36%	1.23%	1.19%	1.18%
Cost of paying liabilities	0.68%	0.73%	0.79%	0.86%	0.86%
Net interest margin	4.39%	4.55%	4.71%	4.75%	5.10%

WEALTH MANAGEMENT
Trust Assets under management	$881,047	$829,500	$789,524	$817,908	$872,201
Trust Assets under administration	1,481,913	1,438,213	1,730,847	1,742,794	1,882,520

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	At the Quarter Ended
(in thousands)	Mar 31 2014	Dec 31 2013	Sep 30 2013	Jun 30 2013	Mar 31 2013
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$291,449	$279,705	$277,740	$247,675	$243,704
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(5,092)	(5,418)	(6,136)	(6,746)	(6,973)
Plus (Less): Unrealized losses (unrealized gains)	2,623	4,380	1,981	2,547	(5,551)
Plus: Qualifying trust preferred securities	55,100	60,100	60,100	80,100	80,100
Other	55	57	55	55	55
Tier 1 capital	$313,801	$308,490	$303,406	$293,297	$281,001
Less: Qualifying trust preferred securities	(55,100)	(60,100)	(60,100)	(80,100)	(80,100)
Tier 1 common equity	$258,701	$248,390	$243,306	$213,197	$200,901

Total risk-weighted assets	$2,531,899	$2,463,605	$2,468,525	$2,448,161	$2,419,432

Tier 1 common equity to risk-weighted assets	10.22%	10.08%	9.86%	8.71%	8.30%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$291,449	$279,705	$277,740	$247,675	$243,704
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(5,092)	(5,418)	(6,136)	(6,746)	(6,973)
Tangible common equity	$256,023	$243,953	$241,270	$210,595	$206,397

Total assets	$3,139,951	$3,170,197	$3,108,062	$3,094,420	$3,123,928
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(5,092)	(5,418)	(6,136)	(6,746)	(6,973)
Tangible assets	$3,104,525	$3,134,445	$3,071,592	$3,057,340	$3,086,621

Tangible common equity to tangible assets	8.25%	7.78%	7.85%	6.89%	6.69%

	At the Quarter ended
(in thousands)	Mar 31 2014	Dec 31 2013	Sep 30 2013	Jun 30 2013	Mar 31 2013
NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$30,803	$33,011	$33,101	$33,841	$37,422
Less: Incremental accretion income	(6,664)	(7,315)	(8,178)	(8,491)	(11,363)
Core net interest income	$24,139	$25,696	$24,923	$25,350	$26,059

Average earning assets	$2,848,514	$2,880,991	$2,789,314	$2,858,701	$2,976,054
Reported net interest margin	4.39%	4.55%	4.71%	4.75%	5.10%
Core net interest margin	3.44%	3.54%	3.54%	3.56%	3.55%